As filed with the Securities and Exchange Commission on March 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRATASYS LTD.

(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344	1 Holtzman Street, Science Park P.O. Box 2496 Rehovot, Israel 76124
(Address of Principal Executive Offices) (Zip Code)

Stratasys Ltd. 2022 Share Incentive Plan

(Full Title of the Plan)

Richard Garrity

c/o Stratasys, Inc.

7665 Commerce Way

Eden Prairie, Minnesota 55344

(Name and address of agent for service)

(952) 937-3000

(Telephone number, including area code, of agent for service)

Copies to:

Jonathan M. Nathan, Adv.

Meitar | Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Tel: +972-3-610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer, issuance and sale of a total of up to 7,006,789 ordinary shares, par value New Israeli Shekel (“NIS”) 0.01 per share (“Ordinary Shares”), of Stratasys Ltd. (“Stratasys,” the “Company,” the “Registrant,” “our company,” “we” or “us”) to Stratasys’ and/or its subsidiaries’ employees, directors, officers, consultants, advisors and any other persons or entities who provides services to them under the Stratasys Ltd. 2022 Share Incentive Plan (the “2022 Plan”). This initial share amount consists of (i) 1,296,494 newly authorized Ordinary Shares under the 2022 Plan, (ii) 943,324 additional Ordinary Shares that have already been rolled over to the 2022 Plan from the Company’s 2012 Omnibus Equity Incentive Plan (the “2012 Plan”) due to the expiration, cancelation, termination, forfeiture, repurchase, or settlement in cash in lieu of issuance of shares (collectively, “cancelation”) of awards under the 2012 Plan, and up to (iii) 4,766,971 additional Ordinary Shares underlying outstanding awards under the 2012 Plan that may, in the future, similarly be rolled over to the 2022 Plan due to the cancelation of such awards.

Out of the foregoing 7,006,789 Ordinary Shares covered by this Registration Statement, (a) a total of 353,170 Ordinary Shares are issuable pursuant to outstanding equity grants (options or Restricted Share Units) under the 2022 Plan, and (b) up to 6,653,619 Ordinary Shares are, or may become, available for issuance pursuant to potential future grants under the 2022 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information concerning the 2022 Plan required by Item 1 of this Registration Statement, and the statement of availability of registrant information and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the 2022 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, will furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to participants in the 2022 Plan pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the 2022 Plan upon written or oral request by contacting:

Stratasys Ltd.

1 Holtzman Street

Science Park, P.O. Box 2496

Rehovot 76124, Israel

Telephone: +972-74-745-4029

Attn: Vered Ben Jacob, Chief Legal Officer

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the Commission on March 3, 2023 (the “2022 Form 20-F”).

(b) The description of our Ordinary Shares under “Item 1. Description of Registrant’s Securities to be Registered” in our company’s registration statement on Form 8-A, filed with the Commission on December 3, 2012, as updated by Exhibit 2.2 to the 2022 Form 20-F, and any amendment or report filed for the purpose of further updating that description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the Israeli Companies Law, 5759-1999 (the “Companies Law”), a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder in respect of certain administrative proceedings under the Israeli Securities Law.

Under the Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Companies Law. We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our articles and Israeli law, including with respect to liabilities resulting from a public offering of our shares, to the extent that these liabilities are not covered by insurance.

Each of the foregoing indemnification obligations is limited both in terms of amount and coverage. In the opinion of the Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
4.1	Stratasys Ltd. 2022 Share Incentive Plan (1)
4.2	Articles of Association of the Registrant, as amended (2)
4.3	Memorandum of Association of the Registrant (3)
4.4	Specimen ordinary share certificate of the Registrant (4)
5.1	Opinion of Meitar | Law Offices as to the legality of Stratasys Ltd.’s ordinary shares being registered*
23.1	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm*
23.2	Consent of Meitar | Law Offices (included in Exhibit 5.1)*
24	Power of Attorney (included on the signature page of this Registration Statement)*
107	Filing Fee Table

(1)	Incorporated by reference to the updated version of the 2022 Plan, attached to the supplement to Proposal 2 in the Registrant’s proxy statement for its 2022 annual general meeting of shareholders, appended as Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K (Commission File No. 001-35751) furnished to the Commission on August 26, 2022.

(2)	Incorporated by reference to Appendix A to the Registrant’s proxy statement for its February 3, 2015 extraordinary general meeting of shareholders, attached as Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K (Commission File No. 001-35751) furnished to the Commission on January 6, 2015.

(3)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025) filed with the Commission on June 8, 2012.

(4)	Incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form F-4 (Commission File No. 333-182025) filed with the Commission on August 6, 2012.

*	Filed herewith

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, on this 3rd day of March, 2023.

Stratasys Ltd.

By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Stratasys Ltd., an Israeli corporation, do hereby constitute and appoint Yoav Zeif, Chief Executive Officer, and Eitan Zamir, Chief Financial Officer, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yoav Zeif	Chief Executive Officer (Principal	March 3, 2023
Yoav Zeif	Executive Officer)

/s/ Eitan Zamir	Chief Financial Officer (Principal Financial and	March 3, 2023
Eitan Zamir	Accounting Officer)

/s/ Dov Ofer	Chairman of the Board	March 3, 2023
Dov Ofer

/s/ S. Scott Crump	Director	March 3, 2023
S. Scott Crump

/s/ John J. McEleney	Director	March 3, 2023
John J. McEleney

/s/ Ziva Patir	Director	March 3, 2023
Ziva Patir

/s/ David Reis	Director	March 3, 2023
David Reis

/s/ Michael Schoellhorn	Director	March 3, 2023
Michael Schoellhorn

/s/ Yair Seroussi	Director	March 3, 2023
Yair Seroussi

/s/ Adina Shorr	Director	March 3, 2023
Adina Shorr

AUTHORIZED REPRESENTATIVE IN

THE UNITED STATES:

Stratasys, Inc.

By:	/s/ Richard Garrity
Name:	Richard Garrity
Title:	Head of Industrial BU
Date:	March 3, 2023